Exhibit 4.2

INVESTOR WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

WARRANT NO.:______________	NUMBER OF SHARES:
DATE OF ISSUANCE: [_________], 2018	(subject to adjustment hereunder)
EXPIRATION DATE: [_________], 2023

WARRANT TO PURCHASE SHARES

OF COMMON STOCK OF

TAPIMMUNE INC.

This Warrant is issued to__________________, or its registered assigns (including any successors or assigns, the “Warrantholder”), which is hereby acknowledged in connection with that certain Securities Purchase Agreement, dated as of June [_], 2018, by and among TapImmune Inc., a Nevada corporation (the “Company”) and each of the those persons and entities listed as a Purchaser on Annex A thereto (the “Purchase Agreement”).

1.       EXERCISE OF WARRANT.

(a)       Number and Exercise Price of Warrant Shares; Expiration Date. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Warrantholder is entitled to purchase from the Company up to [_________] shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) (as adjusted from time to time pursuant to the provisions of this Warrant) (the “Warrant Shares”), at a purchase price of $[____] per share (the “Exercise Price”), on or before 5:00 p.m. New York City time on the fifth anniversary of the Date of Issuance (the “Expiration Date”) (subject to earlier termination of this Warrant as set forth herein).

(b)       Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Warrantholder may exercise this Warrant in accordance with Section 5 herein, by either:

(1)       wire transfer to the Company or cashier’s check drawn on a United States bank made payable to the order of the Company, or

(2)       exercising of the right to credit the Exercise Price against the Fair Market Value of the Warrant Shares (as defined below) at the time of exercise (the “Net Exercise”) pursuant to Section 1(c).

Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until the Warrantholder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) trading days of the date the final Notice of Exercise (as defined below) is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Warrantholder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.

(c)       Net Exercise. If the Company shall receive written notice from the Warrantholder at the time of exercise of this Warrant that the Warrantholder elects to Net Exercise the Warrant, the Company shall deliver to such Warrantholder (without payment by the Warrantholder of any exercise price in cash) that number of Warrant Shares computed using the following formula:

Where

X =	The number of Warrant Shares to be issued to the Warrantholder.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The Fair Market Value of one (1) share of Common Stock on the trading date immediately preceding the date on which Warrantholder elects to exercise this Warrant.

B =	The Exercise Price (as adjusted hereunder).

The “Fair Market Value” of one share of Common Stock shall mean (x) the last reported sale price and, if there are no sales, the last reported bid price, of the Common Stock on the business day prior to the date of exercise on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the holder if Bloomberg Financial Markets is not then reporting sales prices of the Common Stock) (collectively, “Bloomberg”), (y) if the foregoing does not apply, the last sales price of the Common Stock in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, and, if there are no sales, the last reported bid price of the Common Stock as reported by Bloomberg or, (z) if fair market value cannot be calculated as of such date on either of the foregoing bases, the price determined in good faith by the Company’s Board of Directors.

“OTC Markets” shall mean either OTC QX or OTC QB of the OTC Markets Group, Inc.

“Trading Market” shall mean any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the OTC Markets (or any successors to any of the foregoing).

(d)       Deemed Exercise. In the event that immediately prior to the close of business on the Expiration Date, the Fair Market Value of one share of Common Stock (as determined in accordance with Section 1(c) above) is greater than the then applicable Exercise Price, this Warrant shall be deemed to be automatically exercised on a net exercise issue basis pursuant to Section 1(c) above, and the Company shall deliver the applicable number of Warrant Shares to the Warrantholder pursuant to the provisions of Section 1(c) above and this Section 1(d).

2.       CERTAIN ADJUSTMENTS.

(a)       Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(1)       Dividends, Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the Date of Issuance but prior to the Expiration Date subdivide its shares of capital stock of the same class as the Warrant Shares, by split-up or otherwise, or combine such shares of capital stock, pay a dividend or issue additional shares of capital stock as a dividend with respect to any shares of such capital stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision, dividend or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(a)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(2)       Reclassification, Reorganizations and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 2(a)(1) above) that occurs after the Date of Issuance, then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall thereafter have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property (including, if applicable, cash) receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Warrantholders immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such shares of stock and/or other securities or property from and after the consummation of such reclassification or other change in the capital stock of the Company).

(b)       Notice to Warrantholder. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Change of Control or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Warrantholder a notice of such transaction at least ten (10) business days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(c)       Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(d)       Treatment of Warrant upon a Change of Control.

(1)       If, at any time while this Warrant is outstanding, the Company consummates a Change of Control, then a holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, a holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The Company shall not effect any such Change of Control unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity (the “Successor Entity”) shall assume the obligation to deliver to the holder, such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to purchase, and the other obligations under this Warrant.

(2)       As used in this Warrant, a “Change of Control” shall mean (i) a merger or consolidation of the Company with another corporation (other than a merger effected exclusively for the purpose of changing the domicile of the Company), (ii) the sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets or all or a majority of the outstanding voting shares of capital stock of the Company, (iii) a purchase, tender or exchange offer accepted by the holders of a majority of the outstanding voting shares of capital stock of the Company, or (iv) a “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly at least a majority of the voting power of the capital stock of the Company.

(3)       Solely in connection with a Change of Control that is required to be and is approved by the board of directors of the Company (which is not controlled by Warrantholder and holders of other warrants issued as of the date hereof, or otherwise is approved by the disinterested members of the board of directors of the Company who do not hold any warrants issued as of the date hereof), the Company or any Successor Entity (as defined above) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Change of Control (or, if later, the date of the public announcement of the applicable Change of Control), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Change of Control. Notwithstanding anything herein to the contrary, the Holder may not require the Company or any Successor Entity to repurchase the Warrants for the Black Scholes Value in connection with a Change of Control that (i) is not approved by, or is not required to be approved by, the Company’s board of directors or (ii) is not within the Company’s control. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Change of Control for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Change of Control and the Termination Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Change of Control and (C) a remaining option time equal to the time between the date of the public announcement of the applicable Change of Control and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or by delivery of such other consideration, as applicable) within five Business Days of the Holder’s election (or, if later, on the effective date of the Change of Control).

3.       NO FRACTIONAL SHARES; CHARGES, TAXES AND EXPENSES. No fractional Warrant Shares or scrip representing fractional shares will be issued upon exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one Warrant Share. Issuance of Warrant Shares shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Warrantholder or in such name or names as may be directed by the Warrantholder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Warrantholder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Warrantholder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

4.       NO STOCKHOLDER RIGHTS. Until the exercise of this Warrant or any portion of this Warrant, the Warrantholder shall not have, nor exercise, any rights as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company) except as provided in Section 8 below.

5.       MECHANICS OF EXERCISE.

(a)       Delivery of Warrant Shares Upon Exercise. This Warrant may be exercised by the holder hereof, in whole or in part, by delivering to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Warrantholder at the address of the Warrantholder appearing on the books of the Company) of a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A (the "Notice of Exercise") by facsimile or e-mail attachment and paying the Exercise Price (unless the Warrantholder has elected to Net Exercise) then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. No ink-original Notice of Exercise shall be required, nor any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise shall be required This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the delivery to the Company of the Notice of Exercise and payment of the Exercise Price (unless the Warrantholder has elected to Net Exercise) as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Warrant Shares purchased hereunder shall be transmitted by the Company’s transfer agent to the Warrantholder by crediting the account of the holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the holder or (B) the shares are eligible for resale by the holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the holder in the Notice of Exercise by the end of the day on the date that is two (2) trading days from the delivery to the Company of the Notice of Exercise and payment of the aggregate Exercise Price (unless exercised by means of a cashless exercise pursuant to Section 1(c)) (the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and the holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by Net Exercise) and all taxes required to be paid by the holder, if any, prior to the issuance of such shares, having been paid.

(b)       Rescission Rights. If the Company fails to cause the transfer agent to transmit to the Warrantholder the Warrant Shares pursuant to Section 5(a) by the Warrant Share Delivery Date, then the Warrantholder will have the right to rescind such exercise.

6.       CERTIFICATE OF ADJUSTMENT. Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the Warrantholder a certificate of an officer of the Company setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

7.       COMPLIANCE WITH SECURITIES LAWS.

(a)       The Warrantholder understands that this Warrant and the Warrant Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations this Warrant and the Warrant Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Warrantholder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(b)       Prior and as a condition to the sale or transfer of the Warrant Shares issuable upon exercise of this Warrant, the Warrantholder shall furnish to the Company such certificates, representations, agreements and other information, as the Company or the Company’s transfer agent reasonably may require to confirm that such sale or transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, unless such Warrant Shares are being sold or transferred pursuant to an effective registration statement.

(c)       The Warrantholder acknowledges that the Company may place a restrictive legend on the Warrant Shares issuable upon exercise of this Warrant in order to comply with applicable securities laws, in substantially the following form and substance, unless such Warrant Shares are otherwise freely tradable under Rule 144 of the Securities Act:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

8.       REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company (but not the posting of any surety or other bond) or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.       NO IMPAIRMENT. Except to the extent as may be waived by the Warrantholder, the Company will not, by amendment of its charter or through a Change of Control, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

10.       TRADING DAYS. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be other than a day on which the Common Stock is traded on the Trading Market, then such action may be taken or such right may be exercised on the next succeeding day on which the Common Stock is so traded.

11.       TRANSFERS; EXCHANGES.

(a)       Subject to compliance with applicable federal and state securities laws and Section 7 hereof, this Warrant may be transferred by the Warrantholder to any Affiliate (as defined below) with respect to any or all of the Warrant Shares purchasable hereunder (a “Permitted Transfer”). For a transfer of this Warrant as an entirety by the Warrantholder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Warrantholder, the Company shall issue a new Warrant of the same denomination to the assignee. For a transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Warrantholder, the Company shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Warrantholder, and shall issue to the Warrantholder a new Warrant covering the number of shares in respect of which this Warrant shall not have been transferred. The term “Affiliate” as used herein means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, and any officers, employees or partners of the Warrantholder.

(b)       Upon any Permitted Transfer, this Warrant is exchangeable, without expense, at the option of the Warrantholder, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be divided or combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the denominations in which new warrants are to be issued to the Warrantholder and signed by the Warrantholder hereof. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.

12.       AUTHORIZED SHARES. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be quoted or listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

13.       MISCELLANEOUS.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of New York, both substantive and remedial, without regard to New York conflicts of law principles. Any judicial proceeding brought under this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York.

(b)       All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile or electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows: (a) if to the Company, at TapImmune Inc., 5 W. Forsyth Street, Suite 200, Jacksonville, FL 32202 Attn: Mr. Peter L. Hoang, e-mail: phoang@tapimmune.com; with a copy to (which shall not constitute notice) Shumaker, Loop & Kendrick, LLP, 101 East Kennedy Blvd., Ste 2800, Tampa, FL 33602, Attn: Mark A. Catchur, Esq., e-Mail: mcatchur@slk-law.com, and (b) if to the Warrantholder, at such address or addresses (including copies to counsel) as may have been furnished by the Warrantholder to the Company in writing. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(c)       The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, this Common Stock Purchase Warrant is issued effective as of the date first set forth above.

TAPIMMUNE INC.

By:
Name:	Peter L. Hoang
Title:	Chief Executive Officer, President

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only upon exercise of Warrant)

To: TapImmune Inc.

The undersigned, the Warrantholder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, __________________________ (________) shares of Common Stock of TapImmune Inc. and (choose one)

__________ herewith makes payment of ___________________________ Dollars ($_________) thereof

or

__________ elects to Net Exercise the Warrant pursuant to Section 1(b)(2) thereof.

The undersigned requests that the certificates or book entry position evidencing the shares to be acquired pursuant to such exercise be issued in the name of, and delivered to __________________________________________, whose address is ____________________________________________________________________________________________________.

By its signature below the undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof, including Section 7 thereof.

DATED:

(Signature must conform in all respects to name of the Warrantholder as specified on the face of the Warrant)

[___________]
Address:

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, [_________] (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of TapImmune Inc. (the “Company”) covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with Section 7 of the Warrant and applicable federal and state securities laws:

NAME OF ASSIGNEE	ADDRESS/FAX NUMBER

Number of shares:

Dated:	Signature:

Witness:

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 7 thereof.

Signature:

By:
Its:
Address: